EXHIBIT 99.1

October 12, 2011

Dear Shareholder:

In light of the fact that one of our shareowners (Mr. Schaller) has taken it upon himself to write an “Open Letter”, we would like to take this opportunity to let you know how we feel about our Bank.

The Bank was formed over 60 years ago to provide locally headquartered financial services to the community where we – and most of you – live and work. Community leaders wanted a bank where shareholders and customers alike could walk in and talk to the decision makers. They wanted a bank where the products and services were designed by bankers living and working in our community for the needs of our community and one which was a good investment for its shareholders. We believe our Bank has fulfilled this mission ever since and we see no reason why it shouldn’t... for the foreseeable future.

Here are some simple facts about the importance of this Bank to you as shareholders, customers and members of our community:

The Bank’s capital strength that Mr. Schaller would like to “sell” is actually the envy of many banks today that are in search of capital in this very uncertain economy. This strength has been built by prudent management – the very management that Mr. Schaller criticizes. For example, once the Board saw the beginning of the Great Recession, we prudently reduced the dividend to build up our capital base. As a result, your Bank did not have to participate in any government “bailouts” like TARP; we are entirely self-funded. This makes us the safe and strong financial institution that can continue to support the credit needs of our community when other banks cannot and are struggling to raise their own capital.

Indeed, the other community bank in which the Schaller Group has a 8% interest, Republic First Bancorp (located in Philadelphia), saw its stock collapse slightly more than a year ago and was in search of a substantial capital infusion. Could there be a connection between this and the Schaller Group’s investment in February of this year in our strongly capitalized Bank?

Your Bank did not report a loss during any part of the Great Recession. Compare this track record with that of our peers. Since 2008, a very substantial number of community banks in Virginia reported a loss for at least one reporting period. We are proud of our record; you should be too.

Beyond providing essential credit, your Bank also provides huge economic support for our community which would be lost if Mr. Schaller is successful. The 31 employees who live and work in Floyd and 9 additional employees who come to Floyd to work would almost certainly lose their jobs in ANY “sale” of the Bank. That’s a loss of over $1.7 million of direct economic benefit to Floyd and its businesses with a corresponding reduction in support for Floyd’s schools and other governmental services. This doesn’t take into account the loss of community activities the Bank currently supports which would be reduced or lost in any sale. Can you even imagine Floyd County WITHOUT ... the Bank of Floyd?

We are not going to dignify the personal attacks of Mr. Schaller on Leon Moore and Michael Larrowe except to point out the following facts:

Mr. Moore’s salary was unchanged from 2001 to 2004. In 2005, we awarded him a 6.5% increase. His salary then remained the same for the next 2 years. In 2007, we raised his compensation but almost all of that was deferred compensation, so his “take home pay” was roughly the same as it was in 2005. He has not had a salary increase since then. In other words, Leon Moore has not had a salary increase since 2007 and before that, he had one salary increase of 6.5% in the preceding 6 years. Hardly the “big money” Mr. Schaller claims. Leon also refused a portion of his 2007 increase on the condition that it be paid to OTHER employees; find another CEO who does that!

Additionally, Michael Larrowe has worked as a CPA specializing in banking for over 30 years. In this capacity, he has worked with over 100 community banks. This includes his work for Cardinal/Bank of Floyd. Many of you know him personally as well as professionally. He worked closely with us as Board members for years while he was our outside auditor. We were personally familiar with his work, his expertise and his knowledge of the way banks work when we hired him. Moreover, he is a long time resident of Southwest Virginia; he knows our market. Because of his prior work with Cardinal/Bank of Floyd, he needed no introduction to our organization which translates into a much smaller learning curve. In regards to Mr. Schaller’s snide attempts to tar Mr. Larrowe for his work at the Bank of the Carolinas and Waccamaw, we satisfied ourselves before we hired Mr. Larrowe; it is safe to say we concluded that the issues at those banks did not bother us about hiring Mike, once we learned the facts.

Here’s what D. Anthony Plath, a finance professor at the University of North Carolina at Charlotte, said about Mr. Larrowe in the August 5, 2011 edition of the American Banker, a trade newspaper:

“He has been around senior management and community banks for over 30 years ... so to say that he is not qualified is not true at all. He’s highly creditable and highly knowledgeable.”

We agree.

In his letter, Mr. Schaner used the words “sale”, “sell”, “selling” and “sold” a total of 13 times. We strongly believe he bas ONLY one real agenda; to force a sale of OUR bank.

We urge you to support us in maintaining the independence of our Bank. While community banking is challenging, what business isn’t – these days? We know we are up to the challenge and can continue to provide our shareholders and the community we serve, with safe and sound banking; locally run and managed. If Mr. Schaller doesn’t share this vision, he and his group are welcome to sell their shares ....to somebody that does.

Sincerely,

Dr. Joseph Howard Conduff, Jr.	William R. Gardner, Jr.	Michael D. Larrowe
Chair of the Audit Committee	Vice Chairman of the Board

Kevin D. Mitchell	Ronald Leon Moore	G. Harris Warner, Jr.
Chairman, President & CEO

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with its 2012 Annual Meeting of Shareholders, Cardinal Bankshares Corporation (the “Company”) will be filing a proxy statement, proxy card and other materials with the U.S. Securities and Exchange Commission (the “SEC”). We urge shareholders to read the proxy statement and other materials carefully when they become available, because they will contain important information about the Company and the matters to be considered at its 2012 Annual Meeting of Shareholders. Shareholders may obtain a free copy of the proxy statement and other relevant documents when they become available on the SEC’s website at http://www.sec.gov. These materials and other documents may also be obtained for free by contacting the Company’s Corporate Secretary at Cardinal Bankshares Corporation, 101 Jacksonville Circle, Floyd, Virginia 24091, (540) 745-4191.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

The Company and its directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies from the Company’s shareholders with respect to the matters to be considered at the Company’s 2012 Annual Meeting of Shareholders. Information regarding these directors and officers is included in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on March 25, 2011 in connection with the Company’s 2011 Annual Meeting of Shareholders. Shareholders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting the Company’s Corporate Secretary at Cardinal Bankshares Corporation, 101 Jacksonville Circle, Floyd, Virginia 24091, (540) 745-4191. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2012 Annual Meeting of Shareholders.